SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549
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                                FORM 15


   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                               Commission File No. 1-13048


                         HEALTHY PLANET PRODUCTS, INC.
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               (Exact name of registrant as specified in its charter)


                1700 Corporate Circle, Petaluma, California 94954
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     (Address, including zip code of registrant's principal executive offices)

                              (707) 778-2280
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             (Registrant's telephone number, including area code)


                          Common Stock, $.01 par value
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             (Title of each class of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [X]               Rule 12h-3(b)(1)(i)  [ ]
         Rule 12g-4(a)(1)(ii) [X]               Rule 12h-3(b)(1)(ii) [ ]
         Rule 12g-4(a)(2)(i)  [ ]               Rule 12h-3(b)(2)(i)  [ ]
         Rule 12g-4(a)(2)(ii) [ ]               Rule 12h-3(b)(2)(ii) [ ]
                                                Rule 15d-6           [ ]

   Approximate number of holders of record as of the certification date: 150

   Pursuant to the requirements of the Securities Exchange Act of 1934, Healthy Planet Products, Inc. has caused this certification/notice to be signed on its behalf by the duly authorized person.

Date: March 3, 2003                          By:  /s/ Michael G. Zybala
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                                                  Michael G. Zybala, Secretary